Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Mitchell S. Steiner and Mark E. Mosteller, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Annual Report on Form 10-K of GTx, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Mitchell S. Steiner Mitchell S. Steiner	Chief Executive Officer, Vice- Chairman and Director (Principal Executive Officer)	July 27, 2005
/s/ Mark E. Mosteller Mark E. Mosteller	Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2005
/s/ J.R. Hyde, III J.R. Hyde, III	Chairman of the Board of Directors	July 27, 2005
/s/ Marc S. Hanover Marc S. Hanover	Chief Operating Officer and Director	July 27, 2005
/s/ Andrew M. Clarkson Andrew M. Clarkson	Director	July 27, 2005
/s/ J. Kenneth Glass J. Kenneth Glass	Director	July 27, 2005
/s/ Robert Karr Robert Karr	Director	July 27, 2005
/s/ Rosemary Mazanet, M.D., Ph.D. Rosemary Mazanet, M.D., Ph.D.	Director	July 27, 2005
/s/ John H. Pontius John H. Pontius	Director	July 27, 2005
/s/ Timothy R. G. Sear Timothy R. G. Sear	Director	July 27, 2005